EXHIBIT 99.1

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FOR IMMEDIATE RELEASE

Peak Resorts Announces Two New Expansion Projects and Provides Preliminary Fiscal Year 2017 Results

•	Intends to apply for permits to add additional skiing terrain to Hunter Mountain and a zip tour to Hidden Valley
•	Expects to report record revenue of $120-$125 million for the year driven by growth in visitors, season pass sales and the acquisition of Hunter Mountain
•	Expects to report record EBITDA of approximately $26-$27 million despite poor seasonal weather conditions

Wildwood, MO., June 21, 2017 (Globe Newswire) – Peak Resorts Inc. (NASDAQ:SKIS), a leading owner and operator of high-quality individually branded ski resorts in the U.S. today announced that it intends to apply for permits for two organic revenue growth opportunities, and has reported preliminary financial results for the 2017 fiscal year.

Organic Growth Expansion Projects

Hunter Mountain Expansion

Peak intends to apply for construction permits at the company’s Hunter Mountain resort in Hunter, New York, to increase the resort’s skiable acreage by approximately 25-30%. The new area will feature a parking area and a detachable high speed chair lift.  The additional acreage will be built on the north facing slope of Hunter Mountain, between the Main Face and the West Side, and will be predominantly intermediate terrain.  The company’s goal is to complete the project in time for the 2018-2019 ski season. The expansion is expected to cost approximately $9 million and has the potential to generate $1.5 million to $2 million in incremental EBITDA per year.

Hidden Valley Zip Tour

Peak also intends to apply for a permit to construct a zip tour at its Hidden Valley resort in Wildwood, Missouri. This investment is aligned with the company’s goal of leveraging underutilized capacity in the spring, summer and fall to generate additional sales and diversify its revenue base. The company’s goal is to begin construction this fall and complete the project for use beginning in the fall of 2018. The project is expected to cost approximately $2.5 million and has the potential to generate $0.5 million to $1 million in incremental EBITDA per year.

EB-5 Capital Projects

The company is pleased to report that its EB-5-funded West Lake water project and Carinthia base ski lodge project at Mt. Snow are running within budget and on schedule for their completions prior to the 2017-18 and 2018-19 ski seasons, respectively.

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Timothy D. Boyd, president and chief executive officer, commented, “While expanding our portfolio through new resorts remains a key priority for us, we also intend to build value by investing in our current properties through expansions, new products, and amenities that will elevate our customers’ skiing and off-season experiences and keep them visiting more often. These investments alone could boost our company-wide EBITDA by $2 - 3 million on an investment of approximately $11.5 million, generating solid returns on our capital. Our previously announced 8.6% increase in pre-season Peak Pass sales also highlights our ability to drive organic growth at our resorts.”

Preliminary Fiscal 2017 Results

Based on preliminary unaudited financial results, Peak expects to report record revenue and EBITDA for the year ended April 30, 2017. Revenue is expected to be approximately $120 million to $125 million, which, at the midpoint of this range, reflects an increase of 28% over fiscal 2016 revenue. EBITDA is expected to be approximately $26 to $27 million, which, at the midpoint, reflects an increase of 63% over fiscal 2016 EBITDA.

The company anticipates having over $30 million in operating cash on the balance sheet at year-end, and remains in full compliance with all debt covenants.  In addition, the company was able to pay off $10 million in debt during the third quarter of fiscal 2017.

Boyd continued, “We are very pleased with our preliminary revenue and EBITDA results for the fiscal year. Despite the unusually warm weather we faced, particularly in the Midwest where our margins are the highest, we generated record revenue and EBITDA, which underscores the resiliency of our business model. Importantly, our liquidity is strong, and we remain committed to returning capital to our shareholders.”

About Peak Resorts
Headquartered in Missouri, Peak Resorts is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The company now operates 14 ski resorts primarily located in the Northeast and Midwest, 13 of which are company owned, including Hunter Mountain, the Catskills' premier winter resort destination.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the company's umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction and mountain biking and other summer activities. To learn more, visit the company’s website at ir.PeakResorts.com, or follow Peak Resorts on Facebook (https://www.facebook.com/skipeakresorts) for resort updates.

Forward Looking Statements
This news release contains forward-looking statements regarding the future outlook and performance of Peak Resorts, Inc., within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties are discussed under the caption “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended April 30, 2016, filed with the Securities and Exchange Commission (the “SEC”), and as updated from time to time in the company’s filings with the SEC.  Peak Resorts undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that

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may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Non-GAAP Financial Measures

The Company has provided a preliminary estimated range of EBITDA, a non-GAAP financial measure. The Company is unable to provide a full quantitative reconciliation of its preliminary estimated range of EBITDA because of the preliminary nature of certain information affecting the non-GAAP measure.  Non-GAAP measures should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies.

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